EXHIBIT A

                        TCW INVESTMENT MANAGEMENT COMPANY

                        FUNDS WITH OBJECTIVES SIMILAR TO
                           ALLMERICA INVESTMENT TRUST
                    SELECT STRATEGIC GROWTH FUND (THE "FUND")


     TCW Investment Management Company ("TCW") acts as investment adviser to one registered investment company having a similar investment objective and policies to those of the Fund, TCW Galileo Small Cap Growth Fund. TCW also acts as investment sub-adviser to two registered investment companies, the MSDW Small Cap Growth Fund and the Glenmeade Fund, Inc., having similar investment objectives and policies to those of the Fund.

                               * * * * * * * * * *

     The table below lists the investment objectives, the annual rate of compensation paid to TCW and the net assets as of July 31, 2001 of TCW Galileo Small Cap Growth Fund and MSDW Small Cap Growth Fund and Glenmeade Fund, Inc..


                                                                                                    APPROXIMATE ASSETS
    INVESTMENT COMPANY                 INVESTMENT                     ANNUAL RATE OF               (IN MILLIONS AS OF 07/31/01)
            NAME                        OBJECTIVE                     COMPENSATION
------------------------------- ---------------------------- ----------------------------------- -----------------------------
TCW INVESTMENT MANAGEMENT                                                                          Approximately $80 billion
COMPANY                                                                                            under management


TCW Galileo Small Cap Growth    Long-term capital               1.00% *                            $275.7
Fund                            appreciation


SUB-ADVISED
MUTUAL FUNDS



MSDW Small Cap Growth Fund      Capital appreciation            1.00% of average daily assets not  $493.3
                                                                exceeding $1.5 billion; and 0.95%
                                                                thereafter. TCW received 40% of
                                                                above.

The Glenmeade Fund, Inc.        Small capitalization growth     0.60% of average daily net assets. $57.5


-------------------------------- ---------------------------- ----------------------------------- -----------------------------

* With respect to the TCW Galileo Funds, TCW has agreed to reduce its investment advisory fee or to pay the ordinary operating expenses to the extent necessary to limit each Galileo Fund's ordinary operating expenses to an amount not to exceed the trailing monthly expense ratio average for comparable funds as calculated by Lipper Inc.




2001/AIT/TCW Info. Statement/Exhibit A.doc